Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Forian Inc. on Form S-4 of our report dated November 24, 2020, with respect to our audit of the consolidated financial statements of Medical Outcomes Research Analytics, LLC as of December 31, 2019 and for the period from inception (May 6, 2019) through December 31, 2019, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp
San Jose, California
November 24, 2020